CODE OF ETHICS

OF

HODGES CAPITAL MANAGEMENT, INC.

AND

FIRST DALLAS SECURITIES, INC.

AS AMENDED AND RESTATED THROUGH DECEMBER 2011

AMENDMENT HISTORY:
March 2005
January 2008
August 2008
December 2009

CODE OF ETHICS

BACKGROUND

Hodges Capital Management, Inc. (“HCM or the “Firm”) is an investment adviser registered with the Securities and Exchange Commission (“SEC”) under the Investment Advisers Act of 1940 (“Advisers Act”). Its client base is primarily comprised of individuals, retirement accounts and charities, and five mutual funds, the Hodges Fund, the Hodges Small Cap Fund, the Hodges Pure Contrarian Fund, the Hodges Equity Income Fund and the Hodges Blue Chip 25 Fund (the “Funds”), each a series of Professionally Managed Portfolios (the “Trust”), registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). HCM provides investment advisory services to clients on a discretionary basis for an asset-based fee. References to HCM in this Code are to HCM as an investment adviser and, where appropriate, to HCM’s personnel.

First Dallas Securities, Inc. (“FDSI or the Firm”) is an investment adviser registered with the SEC under the Advisers Act. FDSI is also registered with the SEC as a broker-dealer and, in that capacity, is a member of FINRA (Financial Industry Regulatory Authority) and SIPC (Securities Investor Protection Corporation). In its advisory business, FDSI’s client base is primarily comprised of individuals, retirement accounts and small businesses. FDSI provides investment advisory services to clients in discretionary accounts for a commission-based fee. References to FDSI in this Code are to FDSI as an investment adviser in connection with its investment advisory business and, where appropriate, to those FDSI personnel who act in connection with FDSI’s investment advisory business.

As investment advisers, both HCM and FDSI are required to establish, maintain and enforce a written code of ethics meeting the requirements of Advisers Act Rule 204A-1. In addition, as an investment adviser to a registered investment company, HCM is required to adopt a written code of ethics meeting the requirements of Investment Company Act Rule 17j-1. This Code of Ethics is intended to satisfy the requirements of both Rule 204A-1 and Rule 17j-1.

Each officer, director and employee of HCM and FDSI should carefully read and review this Code and ask questions if they are in any way unclear about what is required of them under the Code. Questions should be directed to the Chief Compliance Officer (“CCO”), who may choose to consult with legal counsel.

To the extent that this Code imposes obligations on HCM, FDSI or any of their personnel other than those required by the federal securities laws, it does so as a matter of striving to promote best practices and, in doing so, further stipulates that a failure to comply with any provisions of this Code that are not mandated by the federal securities laws should not be construed as a violation of any of such laws.

Employees are reminded that nothing contained in this Code shall be interpreted as relieving any employee from acting in accordance with all applicable laws, rules, regulations and other statements of policy or procedures, and any other terms of that person’s employment.

GENERAL STANDARDS OF CONDUCT

As investment advisers, the Firm is construed to have a fiduciary relationship with its advisory clients and, as such, owe their clients a duty of care and loyalty. A fiduciary relationship is one of trust and confidence and, therefore, it is important that employees strive to avoid conduct that is or may be detrimental to these duties of care and loyalty and avoid actions that may have even the appearance of impropriety.

Although our fiduciary duties require more than simply avoiding illegal and inappropriate behavior, at a minimum, all employees should be aware that, as a matter of policy and the terms of their employment with the Firm, they are subject to the following provisions:

Employees may not:

•	Employ any device, scheme or artifice to defraud any client or prospective client of the Firm

•
Make to any client or prospective client, including the Funds, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

•
Engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon any client or prospective client or upon any person in connection with any transactions in securities.

•	Engage in any manipulative practice with respect to any client.

•	Use their position or any investment opportunities presented by virtue of such position to the detriment of clients.

Employees must:

•
Conduct activities in a manner that avoids, to the extent possible, actual or potential conflicts of interest with clients or that treats clients fairly in the event of conflicts. This Code does not attempt to spell out all possible cases of conflicts of interest, but rather is designed to highlight possible problem areas. Employees should be conscious that areas other than those specifically addressed in this Code could involve conflicts of interest with our clients.

•	Consider the interests of clients, including the Funds and its shareholders, as paramount and as coming before the interests HCM, FDSI and/or any employee.

•	Comply with applicable federal securities laws and any applicable state securities laws.

•	Report promptly to the CCO any violations or suspected violations of this Code.

PERSONAL INVESTING AND ACTIVITIES

The Firm desires to give every employee reasonable freedom with respect to the employee’s personal investment activities and the investment activities of the employee’s family.  However, conflicts of interest could arise between clients and the personal investment activities of the Firm or its employees.

Our general policy is to avoid conflicts of interest arising from personal investing activities wherever possible and, where they unavoidably occur, to ensure that clients are treated in a manner consistent with the firms’ fiduciary duty. In instances when the firms’ or an employee’s interests are the same as our client’s, the client will be given priority over the employee or any non-client members of the employee’s family. This will inevitably place some restriction on freedom of investment for employees and their families.

Restrictions and Prohibitions on Personal Investing and Activities

    A.  Insider Trading. It is the policy of the Firm that no employee may engage in what is commonly known as “insider trading.” See the “Statement of Policy and Procedures to Detect and Prevent Insider Trading” below for more information.

    B.  Fair Dealing vs. Self Dealing. Each employee shall act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. Self dealing for personal benefit or benefit of HCM or FDSI is prohibited.

    C.  Front Running and Scalping. “Front running” and “scalping” refer to the buying or selling of securities prior to clients, in order to benefit from any price movement that may be caused by client transactions or the firm’s recommendations regarding the security. It also includes buying or selling options, rights, warrants, futures contracts, convertible securities or other securities that are “related” to a security in which clients may effect transactions. “Front running” and “scalping” are flatly prohibited.

    D.  Duties of Confidentiality. All information relating to clients’ portfolios and activities and recommendations made with respect to such portfolios is strictly confidential. Consideration of a particular purchase or sale for a client account shall not be disclosed except to authorized persons.

    E.  Specific Employee Restrictions. The provisions in this section govern investment activities of “Access Persons”, as defined in the Definitions section of this Code.  Employees should carefully review the definitions of these terms in the Definitions section at the end of this Code.  Please see the section entitled, “Sanctions” on page 11 to review the full range of disciplinary measures that may be employed if the terms of the Code are violated.

1.  Personal Securities Transactions.  The price paid or received by any client for any security should not be negatively affected by a buying or selling interest on the part of Access Persons of the Firm.  Accordingly, all Access Persons are required to obtain pre-approval for Personal Securities Transactions.  Access Persons are not required to obtain pre-approval for transactions defined as “Exempted Transactions” as defined in the “Definitions” section of this Code.  In determining whether to approve a personal securities transaction, Compliance will generally consider the following:

a. Any pending orders for client accounts;
b. Any positions in the same security held by clients;
c. The market for the security including the average daily volume;
d.   The size of the trade requested;
e.   The length of time the employee has held the security; and
f.    The number of trades executed by the employee.

2.  Limited Offerings.  Access Persons must be granted prior approval from Firm Compliance before acquiring, directly or indirectly, beneficial ownership in any securities in a limited offering (private placement). Such approval shall take into account, among other factors, whether the investment opportunity should be reserved for the Funds or another client and whether the opportunity is being offered to such person because of his or her position with the Funds, HCM or FDSI. Any such Access Persons who have been authorized to acquire securities in a limited offering must disclose his or her interest in the issuer, security or transaction if he or she is involved in the consideration of an investment in such issuer for the Funds or other client. Any decisions to acquire such issuer’s securities on behalf of the Funds or other client shall be subject to review by Access Persons with no personal interest in the issuer, security or transaction.

3.  Limitation on Gifts and Entertainment.  Employees may not accept gifts or entertainment in excess of $100 in value from any entity doing business with or on behalf of the Funds, HCM or FDSI.

4.  Service on Boards.  Access Persons with respect to the Fund may not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by Firm Compliance following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

5.  Outside Securities Accounts.  Unless otherwise approved by Firm Compliance, the securities accounts of Access Persons must be held at First Dallas Securities.

Reporting of Personal Investments by Employees

Every supervised person shall provide initial and annual holdings reports and quarterly transaction reports to Firm Compliance which must contain the information described below. It is the policy of the Firm that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to Firm Compliance.

A. Initial Holdings Report.  Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file an initial holdings report containing the following information:

•
The name of any broker, dealer or bank, account name, number and location with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person; and

•	The date that the report is submitted by the supervised person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became a supervised person.

B. Annual Holdings Report.  Every supervised person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above.  The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted.

C. Quarterly Transaction Reports.  Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information:

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

•
The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and  the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the supervised person.

D. Exempt Transactions.  A supervised person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

•
A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that the Firm holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

 E. Monitoring and Review of Personal Securities Transactions.  Compliance will monitor and review all reports required under the Code for compliance with Firm policies regarding personal securities transactions and applicable SEC rules and regulations.  Compliance may also initiate inquiries of supervised persons regarding personal securities trading.  Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed by the Firm.  Any transactions for any accounts by members of Compliance will be reviewed and approved by an officer of the Firm. Firm Compliance shall at least annually identify all supervised persons who are required to file reports pursuant to the Code and will inform such supervised persons of their reporting obligations.

STATEMENT OF POLICY AND PROCEDURES TO DETECT AND PREVENT INSIDER TRADING

It is the policy of the Firm that no officer or employee may (i) trade, either personally or on the behalf of others (including investment companies, collective investment funds, common trust funds and trust accounts managed or advised by the Firm), on the basis of material nonpublic information or (ii) communicate material nonpublic information to others in violation of the law -- conduct that is commonly called “insider trading.” This policy applies to every employee and every officer, director, and employee of the Firm and the Firm’s parent company, and extends to activities both within and outside of their duties at the Firm. Each such employee, officer or director must read this policy statement and acknowledge his or her understanding of it.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) and to the communication of material nonpublic information to others. The law concerning insider trading is generally understood to prohibit trading by an “insider” while he or she is in possession of material nonpublic information, if the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and communicating material nonpublic information to others in violation of one’s duty to keep such information confidential.

The elements of insider trading and the penalties for it are discussed below. If, after reviewing this policy statement, you have any questions you should consult with the CCO.

Who is an Insider?

The concept of an “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include certain “outsiders” such as, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. According to the United States Supreme Court, before such an “outsider” may be considered a “temporary insider”, the company’s relationship with the outsider must be such that the company reasonably expects him or her to keep the disclosed nonpublic information confidential.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is “material”. Information generally is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or if public dissemination of it is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be presumed to be material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; commencement of or developments in major litigation; liquidation problems; and extraordinary management developments. Material information does not have to relate to a company’s business. For example, in one case, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of the security.1  In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not. Perhaps more importantly, knowledge of a decision, or impending decision, by the Firm to buy or sell a security for its clients or to recommend a security can constitute “material” information.

What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to prove that the information is generally public. For example, information found in a report filed with the Securities Exchange Commission or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

Bases for Liability

Fiduciary Duty Theory

In 1980, the Supreme Court found that there is no general duty to disclose before trading on material nonpublic information, but that such a duty arises only where there is a fiduciary relationship. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will not disclose any material non-public information or refrain from trading.2

In Dirks vs. SEC,3  the Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (e.g. attorneys, accountants); or they can acquire a fiduciary duty to the company’s shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders. In the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. However, the benefit does not have to be monetary: it can be a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that more obscurely suggests a “quid pro quo.”

1 Carpenter v. U.S., 108 U.S.316 (1987).

2 Chiarella v. U.S., 45 U.S. 22 (1980).

3 463 U.S. 646 (1983).

Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where trading occurs on material nonpublic information that was stolen or misappropriated from any other person. In Carpenter vs. U.S.4 the Court found that a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. The misappropriation theory can be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the trading (or tipping) and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.

Penalties include:

•	civil injunctions
•	damages in a civil suit as much as three times the amount of actual damages suffered by other buyers or sellers
•	disgorgement of profits
•	jail sentences
•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and
•	prohibition from employment in the securities industry.

In addition, any violation of this policy statement can be expected to result in serious disciplinary measures from the Firm, including dismissal of the persons involved.

Procedures to Implement the Firm’s Policy against Insider Trading

The following procedures have been established to aid the officers, directors and employees of the Firm in avoiding insider trading. Every officer and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the CCO.

Identifying Inside Information

Any time you think you may have inside information about a company, before you can place any trade in that company’s securities, either for yourself or for others (including the Firm’s clients), and before you advise anyone (including the Firm’s clients) to trade, in that company’s securities, ask yourself the following questions:

•
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is it information that would substantially affect the market price of the securities if generally disclosed?

•
Is the information non-public? To whom has this information been provided? Has it been effectively communicated to the marketplace by appearing on the Dow Jones wire or by being published in Reuters, The Wall Street Journal or publications of general circulation?

1 108 U.S. 316 (1987).

If, after asking these questions, you believe the information is material and nonpublic, or of you have any questions as to whether the information is material and nonpublic, you should take the following steps:

•	Report the matter immediately to the CCO;
•	Do not purchase or sell the securities on behalf of yourself or others including investment companies, collective investment funds, common trust funds or other accounts managed or advised by the Firm;
•	Do not communicate the information inside or outside the Firm, other than to the CCO;
•	After the CCO has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

Restricting Access to Material Nonpublic Information

Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided in the paragraph above. In addition, you should take steps to keep such information secure. For example, files containing material nonpublic information should be sealed and access to computer files containing material nonpublic information should be restricted.

Resolving Issues Concerning Insider Trading

If, after you have considered the factors described in the paragraph entitled “Identifying Inside Information” above, you are still not sure whether information you have about a company is material or nonpublic, of if you are unsure about whether or how these procedures apply to your situation, or about the propriety of any action, you must discuss the situation with the CCO before trading or communicating the information to anyone.

Procedures to Prevent and Detect Insider Trading

To prevent insider trading, the Firm will:

•	provide educational materials to familiarize officers, directors and employees with the Firm’s policy and procedures;
•	designate a knowledgeable employee(s) (Firm Compliance) to answer questions regarding the Firm’s policy and procedures;
•	resolve issues of whether information received by an officer, director or employee of the Firm is material and nonpublic;
•	review on a regular basis and update as necessary the Firm’s policy and procedures; and
•
when it has been determined that an officer, director or employee of the Firm has material nonpublic information, implement measures to prevent dissemination of such information, and if necessary, restrict officers, directors and employees from trading the securities.

To detect insider trading, the Firm’s CCO will:

•	review all trading activity reports filed by each officer, director and employee monthly;
•	review the trading activity in the Firm’s own account and in accounts managed or advised by the Firm; and
•	coordinate the review of such reports with such other Firm officials as may be appropriate.

Special Reports to Management

Promptly, upon learning of a potential violation of the Firm’s Statement of Policy and Procedures to Detect and Prevent Insider Trading, the CCO should prepare a written report to such members of the Firm’s management as may be appropriate, providing full details and recommendations for further action.

Annual Reports to Management

Not less than annually, the CCO and/or other Firm officials will:

•	review and evaluate the full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the result of such investigation;
•	evaluate the current procedures and any recommendations for improvement;
•	review and evaluate the Firm’s continuing educational program regarding insider trading.

CODE ADMINISTRATION AND ENFORCEMENT

Review and Enforcement of the Code

A.	Firm Compliance. Compliance will perform the following duties:

1.
Provide each of the Firm’s supervised persons with a copy of this Code, as it may be amended from time to time, and obtain from such supervised persons a written acknowledgment of their receipt of this Code and amendments thereto (see Exhibits A and B to this Code).

2.	Identify all Access Persons who are required to make reports under this Code and inform them of their reporting obligations.

3.
On at least a quarterly basis, check and verify that all reports required to be submitted under this Code have been submitted by the appropriate persons. The CCO will review all submitted reports for any issues or irregularities and to determine whether any Code or legal violation may have occurred. The CCO may request additional information or take any other appropriate measure that the CCO decides is necessary to aid in this determination.

4.
If it is determined that a Code violation may have occurred, the CCO will submit the determination, together with the confidential quarterly report and any explanatory material provided by the person, to the Chairman. The Chairman will make the final determination whether a Code violation has occurred.

5.
No person is required to participate in a determination of whether he or she has committed a Code violation or of the imposition of any sanction against himself or herself. If a potential Code violation of the Chairman is under consideration, the CCO or another individual who is a duly appointed senior officer, or another individual duly appointed to act in such a matter, will act in lieu of the Chairman for purposes of this section.

B.  Sanctions.  If the Chairman finds that a violation of the Code has occurred, the Chairman may impose upon the responsible person(s) any sanction that the Chairman deems appropriate, which may include, without limitation, a letter of warning or reprimand, suspension from or reassignment of employment, disgorgement, financial fine or similar penalty, or termination of employment. The Firm also reserves the right to sue or pursue other claims against or recovery from any supervised person or other person in an appropriate case.

The Chairman will report any Code violation and sanction imposed to the Firm’s other senior management and Board of Directors, as the case may be, at the next regularly scheduled board meeting unless, in the sole discretion of the Chairman, circumstances warrant an earlier report. Any such violation and sanctions with respect to the Firm will also be reported to the Board of Trustees of the Trust in accordance with the recordkeeping and reporting provisions hereof.

C.  Exceptions/Waivers. The Firm reserves the right to grant an exception or waiver of compliance with the provisions of this Code, so long as such exception or waiver is not inconsistent with any applicable laws and regulations, their fiduciary obligations to clients or the best interest of their clients, and provided that in no event shall any exception or waiver be granted to a supervised person from compliance with any provision required in the Code with respect to such person by SEC Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act. Such exceptions or waivers may be granted by the Chairman (or, in the case of an exception or waiver granted to the Chairman, by the CCO or another individual who is a duly appointed senior officer, or another individual duly appointed to act in such a matter), and the CCO shall be responsible for ensuring that appropriate documentation of each exception or waiver, including information explaining the pertinent circumstances and rationale, is created and maintained in the appropriate records (as provided in the recordkeeping provisions hereof) and disclosed to the extent required (for example, exceptions or waivers that might be considered important by the Fund Board should be included in the report referenced in the recordkeeping and reporting provisions hereof).

Recordkeeping for Code

Each Firm will maintain their respective records as set forth below. These records will be maintained in accordance with the applicable federal securities laws and, to the extent required by law, will be available for examination by representatives of the SEC upon examination:

    A.  A copy of this Code and any other code of ethics which is or at any time within the past 5 years was in effect shall be maintained in an easily accessible place;

    B.  A record of any Code violation and of any action taken as a result of the violation shall be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the last entry was made on such record, the first 2 years in an appropriate office of the adviser;

    C.  A record of each written acknowledgment required under this Code for each person who is currently, or within the past 5 years was, a supervised person of the adviser;

    D.  A copy of each report made by an Access Person as required under this Code, including any information provided in a broker trade confirmation or account statement provided in lieu of such report, shall be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the report was made or the information provided, the first 2 years in an easily accessible place in an appropriate office of the adviser;

    E.  A record of the names of persons who are currently, or within the past 5 years were, Access Persons of the Firm or who are or were required to make reports under this Code, or who are or were responsible for reviewing such reports, shall be maintained in an easily accessible place;

    F.  A copy of each report to the Board of Trustees of the Trust called for under this Code shall be maintained for at least 5 years after the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

    G.  A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering (IPO) or a limited offering by Access Persons or other persons, shall be maintained and preserved for at least 5 years after the end of the fiscal year in which the approval is granted; and

    H.  A record of any exception or waiver granted under this Code, including information explaining the pertinent circumstances and rationale, shall be maintained for at least 5 years after the end of the fiscal year in which such exception or waiver is granted.

Miscellaneous

    A.  Confidentiality.  All personal securities transactions reports and any other information submitted under this Code will be treated as confidential, provided that such reports and related information may be produced to the designated examining authority and other regulatory agencies.

    B.  Verification. The CCO has the right to request copies of backup documents to verify the integrity of any report submitted under this Code and request duplicate documents at any time.

    C.  Interpretation of Provisions.  The Board of Directors of the Firm, as the case may be, may from time to time adopt such interpretations of this Code as it deems appropriate.

    D.  Annual Review.  Not less frequently than annually, the CCO (or designee) will review the adequacy of this Code and the effectiveness of its implementation and will report to the Board of Directors of the Firm, as the case may be, any recommendations for changes or modifications to this Code.

    E.  Annual Report to Fund Board. No less frequently than annually, the CCO, on behalf of the the Firm, will furnish to the Board of Trustees of the Trust a written report relative to the Firm that: (a) describes any issue(s) arising under the Code since the last report to the Board, including information about any material Code violations and sanctions imposed in response to the material violations, and (b) certifies that the Firm has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

    F. Initial and Annual Acknowledgment. Each supervised person is required to acknowledge, in conjunction with becoming a supervised person and thereafter annually, that he/she has received the Code and any amendments thereto, and to certify as to certain other matters pertaining to their compliance under the Code as specified in the relevant forms used for such purpose (see Exhibits A and B)

PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

Confidential Client Information

In the course of investment advisory activities of the Firm, the firm gains access to non-public information about its clients.  Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by the Firm. to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'Confidential Client Information').  All Confidential Client Information, whether relating to the Firm’s current or former clients, is subject to the Code's policies and procedures.  Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding the Firm’s clients is confidential.   Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction.  The Firm does not share Confidential Client Information with any third parties, except in the following circumstances:

•
As necessary to provide service that the client requested or authorized, or to maintain and service the client's account.  The Firm will require that any financial intermediary, agent or other service provider utilized by the Firm. (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by the Firm only for the performance of the specific service requested by the Firm;

•
As required by regulatory authorities or law enforcement officials who have jurisdiction over the Firm, or as otherwise required by any applicable law.  In the event the Firm is compelled to disclose Confidential Client Information, the firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy.  If no protective order or other appropriate remedy is obtained, The Firm shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All supervised persons are prohibited, either during or after the termination of their employment with the Firm, from disclosing Confidential Client Information to any person or entity outside the firm, including family members, except under the circumstances described above.  A supervised person is permitted to disclose Confidential Client Information only to such other supervised persons who need to have access to such information to deliver the Firm’s services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with the Firm must return all such documents to the Firm.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information

The Firm enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those supervised persons who need to know such information to provide the Firm’s services to clients;

•
Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

•
Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, the Firm and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients.  'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information.  Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services.  Pursuant to Regulation S-P the Firm has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing the Firm’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  Any exceptions to this policy require the written approval of the CCO.

Definitions

Access Person of the Firm means:

A.	any supervised person of the adviser (see the definition of supervised person below):

•
who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund for which the adviser serves as investment adviser, or

•	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

B.
any director, officer, general partner or employee of the adviser (or of any company in a control relationship to the adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of securities by the Funds (or any other fund advised by the adviser), or whose functions relate to the making of any recommendations with respect to such purchases or sales;

C.
any natural person in a control relationship to the adviser who obtains information concerning recommendations made to the Hodges Funds (or any other fund advised by the adviser) with regard to the purchase or sale of securities by that fund;

D.	any other individual so designated by Firm Compliance.

Note that if providing investment advice is an adviser’s primary business, all of the adviser’s directors, officers and partners are assumed to be Access Persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership shall be determined in accordance with Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, except that the determination shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a) (2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements. Any report required by this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

The following examples of beneficial ownership are for illustrative purposes only and should be confirmed by each employee in consultation with their own legal advisors:

A.	A reporting employee for his/her own benefit, whether bearer, registered in his/her own name, or otherwise;

B.	For reporting employee’s benefit (regardless of whether or how registered), such as securities held for the reporting employee by custodians, brokers, relatives executors or administrators;

C.	For a reporting employee’s account by a pledge;

D.
By a trust in which a reporting employee has an income or remainder interest unless the reporting employee’s only interest is to receive principal if (a) some other remainder man dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the reporting employee;

E.
By a reporting employee as trustee or co-trustee, where either the reporting employee or any member of his/her immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

F.	By a trust of which the reporting employee is the settler, if the reporting employee has the power to revoke the trust without obtaining the consent of the beneficiaries;

G.	Non-public partnership in which the reporting employee is a partner;

H.	A personal holding company controlled by the reporting employee alone or jointly with others;

I.	In the name of the reporting employee’s spouse unless legally separated;

J.
In the name of the minor children of the reporting employee or in the name of any relative of the reporting employee or of his/her spouse (including an adult child) who is presently sharing the reporting employee’s home. This applies even if the securities were not received from the reporting employee and the dividends are not actually used for the maintenance of the reporting employee’s home;

K.
In the name of any person other than the reporting employee and those listed in (9) and (10) above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the reporting employee obtains benefit substantially equivalent to those of ownership;

L.
In the name of any person other than the reporting employee, even though the reporting employee does not obtain benefits substantially equivalent to those of ownership (as described in (11) above) if the reporting employee can vest or request title in himself/herself.

Control has the same meaning as in Section 2(a) (9) of the Investment Company Act of 1940.

Covered Account means any account in an employee’s name or in which HCM, FDSI or an employee has any direct or indirect “beneficial ownership” interest.

Exempted Transactions means:

A.	transactions in securities issued by the Government of the United States;

B.	transactions in shares of open-ended Mutual Funds and Exchange Traded Funds (ETFs);

C.	transactions involving bank certificates of deposit;

D.	transactions effected in any account over which the Access person has no direct influence or control (e.g., blind trust, discretionary account or trust managed by a third party); and

E.	transactions which are part of an automatic investment plan, including dividend reinvestment programs.

Federal Securities Laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Securities and Exchange Commission or the Department of the Treasury.

Fund means an investment company registered under the Investment Company Act of 1940.

Fund Manager means any employee of the Firm that has been granted the authority to enter securities orders for the Funds.

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

Personal Securities Transaction means any purchase or sale of stocks, bonds, options, debentures, notes, warrants, rights, investment contracts, partnership interests or limited liability company interests.

However, the term “personal securities transaction” does not include transactions defined as “Exempted Transactions” in the definitions section of the Code.

Purchase or Sale of a Security (or words of similar import) include, among other things, the writing of an option to purchase or sell a security.

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Firm, as the case may be, or other person who provides investment advice on their behalf and is subject to their supervision and control.